UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 7, 2006
Triple Crown Media, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51636	20-3012824

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

546 East Main Street, Lexington, Kentucky	40508

(Address of principal executive offices)	(Zip Code)
(Registrant’s telephone number, including area code)      (859) 226-4678
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations
Item 1.01 Entry Into a Material Definitive Agreement.
On April 7, 2006, Triple Crown Media, Inc., a Delaware corporation (the “Company”), Gray Publishing, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Triple Sub”) and Community First Holdings, Inc., a Delaware corporation (“Holdings”) entered into an asset exchange agreement, dated as of April 1, 2006 ( the “Agreement”). The following summary of the Agreement is qualified in its entirety by reference to the Agreement filed as an Exhibit hereto.
Subject to the terms and conditions of the Agreement, effective as of April 1, 2006, Holdings transferred, assigned and conveyed to Triple Sub and Triple Sub acquired from Holdings all of Holdings’ right, title and interest in and to the assets, properties, rights, interests and claims (other than certain excluded assets), that are used or held for use primarily in connection with the business and operations of the Clayton News Daily, Clayton News Weekly, Henry Daily Herald and Jackson Progress — Argus, including without limitation the publication of the Clayton News Daily, Clayton News Weekly, Henry Daily Herald and Jackson Progress — Argus and the operation of the Clayton News Daily, Clayton News Weekly, Henry Daily Herald and Jackson Progress — Argus (the “Holdings Business”), and in exchange thereof, Triple Sub transferred, assigned and conveyed to Holdings and Holdings acquired from Triple Sub all of Triple Sub’s right, title and interest in and to the assets, properties, rights, interests and claims (other than certain excluded assets), that are used or held for use primarily in connection with the business and operations of The Goshen News, including without limitation the publication of The Goshen News and the operation of The Goshen News (the “Triple Sub Business”). Subject to the terms and conditions of the Agreement, effective as of April 1, 2006, Holdings assumed and became liable and otherwise responsible for the following liabilities and obligations of Triple Sub: (i) the liabilities and obligations of Triple Sub under all contracts, leases, licenses and other agreements (whether written or oral) to which Triple Sub is a party, and relating primarily to the Triple Sub Business to the extent arising from and after the closing; (ii) all current liabilities of Triple Sub as of the closing date to the extent such liabilities are reflected on Triple Sub’s balance sheet or incurred after January 31, 2006; and (iii) the liabilities and obligations of Triple Sub relating to Triple Sub’s transferred employees that are expressly assumed by Holdings. Subject to the terms and conditions set forth in the Agreement, effective as of April 1, 2006, Triple Sub assumed and became liable and otherwise responsible for the following liabilities and obligations of Holdings: (i) the liabilities and obligations of the Holdings under all contracts, leases, licenses and other agreements (whether written or oral) to which Holdings is a party, and relating primarily to the Holdings Business to the extent arising from and after the closing; (ii) all current liabilities of the Clayton News Daily, Clayton News Weekly, Henry Daily Herald and Jackson Progress — Argus as of the closing date to the extent such liabilities are reflected on the Holdings’ balance sheets or incurred after January 31, 2006; and (iii) the liabilities and obligations of Holdings relating to Holdings’ transferred employees that are expressly assumed by Triple Sub.
Pursuant to the Agreement, Triple Sub agreed to pay to Holdings the amount, if any, by which Holdings’ net working capital as of February 28, 2006 exceeds Triple Sub’s net working capital as of February 28, 2006 or Holdings agreed to pay to Triple Sub the amount, if any, by which Triple Sub’s net working capital exceeds Holdings’ net working capital. At closing, Triple Sub paid $550,741 to Holdings based upon Holdings’ and Triple Sub’s respective estimated net working capital as of February 28, 2006. On or prior to the 90th day following the closing date, (i) Holdings shall notify Triple Sub in writing of its determination of the final Triple Sub net working capital as of March 31, 2006, and (ii) Triple Sub shall notify Holdings in writing of its determination of the final Holdings net working capital as of March 31, 2006, and based on such amounts, the parties will adjust the net working capital settlement amount. To the extent that such amount differs from the amount paid by Triple Sub to Holdings at closing, the difference will be paid by the appropriate party to the other party.
Effective April 7, 2006, the Company, Triple Sub and Holdings entered into a Side Letter Agreement ( the “Side Letter Agreement”). The following summary of the Side Letter Agreement is qualified in its entirety by reference to the Side Letter Agreement filed as an Exhibit hereto. Pursuant to the Side Letter, the parties agreed that the closing of the exchange of assets will be effective as of April 1, 2006.

On April 7, 2006, the Company issued a press release announcing the swap of The Goshen News for the Clayton News Daily, Clayton News Weekly, Henry Daily Herald and Jackson Progress — Argus. A copy of the press release has been filed as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated by reference in this Item 1.01.
Item 9.01. Financial Statements and Exhibits.
(c)      Exhibits:

Exhibit No.	Description
Exhibit 10.1	Asset Exchange Agreement dated as of April 1, 2006 among Triple Crown Media, Inc., Gray Publishing, LLC and Community First Holdings, Inc.
Exhibit 10.2	Side Letter dated as of April 7, 2006 among Triple Crown Media, Inc., Gray Publishing, LLC and Community First Holdings, Inc.
Exhibit 99.1	Press Release dated April 7, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Triple Crown Media, Inc.

Date: April 10, 2006

	By:	/s/ FREDERICK J. ERICKSON

Name: Frederick J. Erickson Title: Chief Financial Officer